EXHIBIT 10

                            ASSET PURCHASE AGREEMENT

                        KYCR-AM, GOLDEN VALLEY, MINNESOTA
                             KTEK-AM, HOUSTON, TEXAS

         This AGREEMENT (the "Agreement") is dated as of April 24, 1998, by and between CHILDREN'S BROADCASTING CORPORATION ("Children's"), CHILDREN'S RADIO OF GOLDEN VALLEY, INC. ("Asset Corporation - Golden Valley"), KYCR-AM, INC. ("License Corporation - Golden Valley"), CHILDREN'S RADIO OF HOUSTON, INC. ("Asset Corporation - Houston"), and KTEK-AM, INC. ("License Corporation - Houston") (Children's, Asset Corporation -Golden Valley, License Corporation - Golden Valley, Asset Corporation Houston, License Corporation -Houston shall collectively be referred to herein as "Seller") and SALEM COMMUNICATIONS CORPORATION ("Buyer").

                                    RECITALS:

         1. Seller owns and operates radio stations KYCR(AM) ("KYCR") licensed to Golden Valley, Minnesota and KTEK(AM) ("KTEK") licensed to Houston, Texas (collectively the "Stations"), and holds the licenses and authorizations issued by the FCC for the operation of the Stations.

         2. Buyer desires to acquire substantially all the assets of the Stations, and Seller is willing to convey such assets to Buyer.

         3. The acquisition of the Stations is subject to prior approval of the FCC.

         4. Simultaneous herewith the parties hereto have entered into Local Programming and Marketing Agreements (individually and collectively referred to herein as the "LMAs") providing for the operation of the Stations by Buyer until such time as the transactions contemplated hereby can be consummated.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:

                                    ARTICLE 1

                                   TERMINOLOGY

         1.1 ACT. The Communications Act of 1934, as amended.

         1.2 ADJUSTMENT AMOUNT. As provided in Section 2.7(b), the amount by which Buyer's account is to be credited or charged, as reflected on the Adjustment List.

         1.3 ADJUSTMENT LIST. As provided in Section 2.7(b), an

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itemized list of all sums to be credited or charged against the account of
Buyer, with a brief explanation in reasonable detail of the credits or charges.

         1.4 ASSUMED OBLIGATIONS. Such term shall have the meaning defined in
Section 2.3.

         1.5 BUSINESS DAY. Any calendar day, excluding Saturdays and Sundays, on which federally chartered banks in the city of Camarillo, California, are regularly open for business.

         1.6 BUYER'S THRESHOLD LIMITATION. As provided in Section 9.3(b), the threshold dollar amount for the aggregate of claims, liabilities, damages, losses, costs and expenses that must be incurred by Buyer before Seller shall be obligated to indemnify Buyer. The Buyer's Threshold Limitation shall be Five Thousand Dollars ($5,000).

         1.7 CLOSING. The closing with respect to the transactions contemplated by this Agreement.

         1.8 CLOSING DATE. The date determined as the Closing Date as provided in Section 8.1.

         1.9 DOCUMENTS. The LMAs, this Agreement and all Exhibits and Schedules hereto, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this Agreement, including amendments thereto that are expressly permitted under the terms of this Agreement.

         1.10 EARNEST MONEY. The amount of One Hundred Thirty-Five Thousand Dollars ($135,000).

         1.11 ENVIRONMENTAL ASSESSMENT. Such term shall have the meaning defined in Section 5.10.

         1.12 ENVIRONMENTAL LAWS. The Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Toxic Substances Control Act, each as amended, and any other applicable federal, state and local laws, statutes, rules or regulations concerning the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting or dumping of Hazardous Materials (as defined below).

         1.13 ESCROW AGENT. Questcom Media Brokerage, Inc.

         1.14 ESCROW AGREEMENT. The Escrow Agreement in the form attached as Exhibit A which Seller, Buyer and the Escrow Agent have entered into concurrently with the execution of this Agreement relating to the deposit, holding, investment and disbursement of the Earnest Money.

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         1.15 EXCLUDED ASSETS. Such term shall have the meaning defined in
Section 2.2.

         1.16 FCC. Federal Communications Commission.

         1.17 FCC LICENSES. The licenses, permits and authorizations of the FCC for the operation of the Stations as listed on Schedule 3.8.

         1.18 FCC ORDER. An order or decisions of the FCC granting its consent to the assignments of the FCC Licenses to Buyer.

         1.19 FINAL ACTION. An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

         1.20 HAZARDOUS MATERIALS. Toxic materials, hazardous wastes, hazardous substances, pollutants or contaminants, asbestos or asbestos-related products, PCB's, petroleum, crude oil or any fraction or distillate thereof (as such terms are defined in any applicable federal, state or local laws, ordinances, rules and regulations, and including any other terms which are or maybe used in any applicable environmental laws to define prohibited or regulated substances).

         1.21 INDEMNIFIED PARTY. Any party described in Section 9.3(a) or 9.4(a) against which any claim or liability may be asserted by a third party which would give rise to a claim for indemnification under the provisions of this Agreement by such party.

         1.22 INDEMNIFYING PARTY. The party to the Agreement (not the Indemnified Party) that, in the event of a claim or liability asserted by a third party against the Indemnified Party which would give rise to a claim for indemnification under the provisions of this Agreement, may at its own expense, and upon written notice to the Indemnified Party, compromise or defend such claim.

         1.23 LIEN. Any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement,

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and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

         1.24 MATERIAL ADVERSE CONDITION. A condition which would materially restrict, limit, increase the cost or burden of or otherwise adversely affect or impair the right of Buyer to the ownership, use, control, enjoyment or operation of the Stations or the proceeds therefrom; provided, however, that any condition which requires that the Stations be operated in accordance with a condition similar to those contained in the present FCC licenses issued for operation of the Stations shall not be deemed a Material Adverse Condition.

         1.25 OSHA LAWS. The Occupational Safety and Health Act of 1970, as amended, and all other federal, state or local laws or ordinances, including orders, rules and regulations thereunder, regulating or otherwise affecting health and safety of the workplace.

         1.26 PERMITTED LIEN. Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business; any easement, right-of-way, encroachment or similar imperfection in the Seller's title to its assets or properties that, individually and in the aggregate, are not material in character or amount and do not and are not reasonably expected to materially impair the value or materially interfere with the use of any asset or property of the Seller material to the operation of its business as it has been and is now conducted; provided said term shall not include any such lien which is discharged at or before closing.

         1.27 PURCHASE PRICE. The consideration to be paid by Buyer to Seller for purchase of the Sale Assets in an amount equal to Two Million Seven Hundred Thousand Dollars ($2,700,000).

         1.28 REAL PROPERTY. Such term shall have the meaning defined in Section 3.7.

         1.29 RULES AND REGULATIONS. The rules of the FCC as set forth in Volume 47 of the Code of Federal Regulations, as well as such other written policies of the Commission, whether contained in the Code of Federal Regulations, or not, that apply to the Stations.

         1.30 SALE ASSETS. All of the tangible and intangible assets to be transferred by Seller to Buyer as set forth in Section 2.1.

         1.31 STATION AGREEMENTS. The agreements, commitments, contracts, leases and other items described in Section 2.1(d) which

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relate to the operation of the Stations.

         1.32 SELLER'S THRESHOLD LIMITATION. As provided in Section 9.4(b), the threshold dollar amount for the aggregate of claims, liabilities, damages, losses, costs and expenses that must be incurred by Seller before Buyer shall be obligated to indemnify Seller. The Seller's Threshold Limitation shall be Five Thousand Dollars ($5,000).

         1.33 SURVIVAL PERIOD. The term following the Closing Date during which all representations, warranties, covenants and agreements of the parties under this Agreement shall survive. The term shall be twelve (12) months.

         1.34 TANGIBLE PERSONAL PROPERTY. The personal property described in
Section 2.1(a).


                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 SALE ASSETS. On the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, free and clear of all Liens, except Permitted Liens and other Liens expressly accepted by Buyer, all of Seller's right, title and interest, legal and equitable, in and to all tangible and intangible assets (except Excluded Assets) used and/or useful in the operation of the Stations as they have been and are now operated, including the following:

                  (a) TANGIBLE PERSONAL PROPERTY. All equipment, parts, supplies, furniture, fixtures and other tangible personal property used and/or useful in the operation of the Stations as they have been and are now operated, including but not limited to the items listed on Schedule 3.6, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement.

                  (b) REAL PROPERTY. All right, title and interest in and to the Real Property and any other real estate or interests therein acquired by Seller solely in connection with the Stations between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement.

                  (c) LICENSES AND PERMITS. The FCC Licenses and all

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other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date hereof and the Closing Date, to the extent such other permits, licenses and authorizations pertain to or are used in the operation of the Stations.

                  (d) STATION AGREEMENTS. All agreements which Seller is a party to or bound by which are listed on Schedule 3.9 as agreements which Buyer is electing to assume; any renewals, extensions, amendments or modifications of those agreements being assumed which are made in the ordinary course of Seller's operation of the Stations and in accordance with the terms and provisions of this Agreement; and any additional such agreements, contracts, leases, commitments or orders (and any renewals, extensions, amendments or modifications thereof) made or entered into between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement and which Buyer elects to assume in writing.

                  (e) RECORDS. True and complete copies of all of the books, records, accounts, files, logs, ledgers, reports of engineers and other consultants or independent contractors, pertaining to or used in the operation of the Stations (other than corporate records), including, without limitation, the public inspection files of the Stations.

                  (f) MISCELLANEOUS ASSETS. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or hereafter owned or used by Seller in the operation of the Stations, including but not limited to all intellectual property of the Stations and any goodwill of the Stations.

         2.2 EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain all of its right, title and interest in and to, the following assets owned or held by it on the Closing Date ("Excluded Assets"):

                  (a) Any and all cash, cash equivalents, cash deposits to secure contract obligations (except to the extent Seller receives a credit therefor under Section 2.7, in which event the deposit shall be included as part of the Sale Assets), all inter-company receivables from any affiliate of Seller and all other accounts receivable, bank deposits and securities held by Seller in respect of the Stations at the Closing Date.

                  (b) Any and all claims of Seller with respect to

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transactions prior to the Closing including, without limitation, claims for tax refunds and refunds of fees paid to the FCC.

                  (c) All prepaid expenses (except to the extent Seller receives a credit therefor under Section 2.7, in which event the prepaid expense shall be included as part of the Sale Assets).

                  (d) All contracts of insurance and claims against insurers.

                  (e) All employee benefit plans and the assets thereof and all employment contracts.

                  (f) All contracts that are terminated in accordance with the terms and provisions of this Agreement or have expired prior to the Closing Date in the ordinary course of business; and all loans and loan agreements.

                  (g) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement.

                  (h) Seller's corporate records except to the extent such records pertain to or are used in the operation of the Stations, in which case Seller shall deliver accurate copies thereof to Buyer.

                  (i) All commitments, contracts and agreements not specifically assumed by Buyer pursuant to Section 2.1(d), above.

                  (j) Any intangible intellectual property rights of Seller in and related to its Radio AAHS(R)/Aahs World Radio(SM) children's radio format.

         2.3 ASSUMPTION OF LIABILITIES.

                  (a) At the Closing, Buyer shall assume and agree to perform the following liabilities and obligations of Seller (the "Assumed Obligations"):

                           (i) Current liabilities of Seller for which Buyer
receives a credit pursuant to Section 2.7, but not in excess of the amount of such credit.

                           (ii) Liabilities and obligations arising under the
Station Agreements, if any, assumed by and transferred to Buyer in accordance with this Agreement, but only to the extent such liabilities and obligations relate to any period of time after the Closing Date.

                  (b) Except for the Assumed Obligations, Buyer shall not

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assume or in any manner be liable for any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, including, without limitation, any liabilities to or in connection with Seller's employees whether arising in connection with the transaction contemplated hereunder or otherwise.

         2.4 EARNEST MONEY.

                  (a) Concurrently with the execution of this Agreement, Buyer has deposited with Escrow Agent under the Escrow Agreement, in immediately available funds, the Earnest Money. The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of the parties hereto. Interest and other earnings on the Earnest Money shall be distributed by the Escrow Agent to Buyer from time to time upon the request of Buyer.

                  (b) If Closing does not occur, the Earnest Money shall be delivered to Seller or returned to Buyer in accordance with Section 10.2, and if Closing does occur, the Earnest Money shall be applied to payment of the Purchase Price at Closing as provided in Section 2.5.

         2.5 PAYMENT OF PURCHASE PRICE.

                  (a) The Purchase Price shall be paid by Buyer as follows:

                           (i) At the Closing, the Earnest Money shall, subject
to execution and delivery by Seller of the closing documents described in
Section 8.2, become the property of Seller and shall, pursuant to the Escrow Agreement, be disbursed to Seller by cashier's check or wire transfer of immediately available funds.

                           (ii) The Purchase Price, less the amount of the
Earnest Money disbursed to Seller, shall be paid to Seller, at Closing by wire transfer of immediately available funds.

                  (b) Buyer shall pay to Seller, or Seller shall pay to Buyer, the Adjustment Amount in accordance with Section 2.7.

         2.6 ALLOCATION OF THE PURCHASE PRICE. Prior to Closing, Buyer and Seller shall agree to an allocation of the Purchase Price. Buyer and Seller shall use such allocation for all reporting purposes in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes. Buyer and Seller agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulation ss. 1.1060-1T.

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         2.7 ADJUSTMENT OF PURCHASE PRICE.

         (a) All operating income and operating expenses of the Stations shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Stations on or before the Closing Date shall be for the account of Seller, and all income and expenses attributable to the operation of the Stations after the closing Date shall be for the account of Buyer.

         (b) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.7 shall be made in accordance with generally accepted accounting principles.

         (c) For purposes of making the adjustments pursuant to this Section, Buyer shall prepare and deliver the Adjustment List to Seller within thirty (30) days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Seller and Buyer. The Adjustment List shall set forth the Adjustment Amount. If the Adjustment Amount is a credit to the account of Buyer, unless disputed, Seller shall pay such amount to Buyer, and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller. In the event Seller disagrees with the Adjustment Amount determined by Buyer or with any other matter arising out of this subsection, and Buyer and Seller cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Each Seller is a corporation duly organized and validly existing under the laws of the State of Minnesota and authorized and in good standing in each and every jurisdiction where Seller operates, owns property or conducts business. Seller has all requisite power to own, convey, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted until the

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Closing.

         3.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS. The execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary action on the part of Seller. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents have been, or at or prior to the Closing will be, duly executed by Seller. This Agreement constitutes (and each of the other Documents, when so executed and delivered, will constitute) legal and valid obligations of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         3.3 ABSENCE OF CONFLICTS. Assuming all the consents described in
Section 3.4 are obtained, the execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby:

                  (a) do not in any material respect (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any Lien other than a Permitted Lien on any of the Sale Assets under), any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Seller;

                  (b) do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration, where such conflict, breach, termination, default or right would have a material adverse effect on the Sale Assets or the operation of the Stations, under charter documents of Seller or pursuant to any lease, agreement, commitment or other instrument which Seller is a party to, or bound by, or by which any of the Sale Assets may be bound, or result in the creation of any Lien, other than a Permitted Lien, upon any of the Sale Assets.

         3.4 GOVERNMENTAL CONSENTS AND CONSENTS OF THIRD PARTIES. Except as set forth on Schedule 3.4, Schedule 3.8 and Schedule 3.9, the execution and delivery of, and the performance of its

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obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration of filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of a nature which Seller is a party to or bound or by which the Sale Assets are bound by or subject to, the failure of which to obtain would have a material adverse effect on the Sale Assets or the operation of the Stations.

         3.5 SALE ASSETS. The Sale Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used and/or useful in the conduct of the business of owning and operating the Stations in the manner in which they have been and are now conducted, with the exception of the Excluded Assets.

         3.6 TANGIBLE PERSONAL PROPERTY. Except for supplies and other incidental items which in the aggregate are not of material value, the list of Tangible Personal Property set forth on Schedule 3.6 is a complete and correct list of all of the items of tangible personal property (other than Excluded Assets) used to a material extent in the operation of the Stations in the manner in which they have been and are now operated. Except as set forth on Schedule 3.6:

                  (a) Seller has good, marketable and valid title to all of the items of Tangible Personal Property free and clear of all Liens except Permitted Liens, and including the right to transfer same.

                  (b) The Tangible Personal Property has in all material respects been maintained in accordance with industry practices and is in good condition subject to ordinary wear and tear.

                  (c) The Tangible Personal Property complies in all material respects with all applicable rules and regulations of the FCC and the terms of the FCC Licenses.

                  (d) Seller has no knowledge of any defect or defects in the condition or operation of any item of Tangible Personal Property which is reasonably likely to have a material adverse effect on the operation of the Stations.

         3.7 REAL PROPERTY.

                  (a) The real property described on Schedule 3.7 constitutes a complete and correct summary description in all material respects of all of the interests in real estate (other

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than any real property leased by Seller pursuant to a lease described in
Schedule 3.9) used to any extent in the operation of the Stations in the manner in which they have been and are now operated. Said real property, together with all improvements affixed thereto, is herein defined as the "Real Property."

                  (b) Seller, to the best of its knowledge, does not owe any money to any architect, contractor, subcontractor or material man for labor or materials performed, rendered or supplied to or in connection with the Real Property within the past four (4) months which shall not be paid in full on or before Closing. Except as set forth on Schedule 3.7, there is no work being done at or materials being supplied to the Real Property as of the date hereof other than routine maintenance projects having an aggregate cost through completion thereof of no more than Five Thousand Dollars ($5,000).

                  (c) The present use of the Real Property is in compliance in all material respects with all applicable zoning codes in effect as of the date hereof, and Seller has not received any notices of uncorrected violations of the applicable housing, building, safety or fire ordinances. The Real Property has adequate legal access to public roadways and is served by electricity and water in capacities adequate for the present use of the Real Property and improvements thereon. Except as set forth on Section 3.7, Seller has not made any other agreement for the sale or lease of, or given any other person an option to purchase or lease or a right of first refusal to purchase or lease, all or any part of the Real Property, and except as set forth on Schedule 3.7, Seller has not subjected the Real Property to any Liens (other than Permitted Liens), easements, rights, duties, obligations, convenants, conditions, restrictions, limitations or agreements.

                  (d) To Seller's actual knowledge no portion of the Real Property or improvements thereon is the subject of any condemnation or eminent domain proceeding presently instituted or, to Seller's actual knowledge, pending, and Seller has not received notice from any condemning authority that such proceedings are threatened.

         3.8 FCC LICENSES. Seller is the holder of the FCC Licenses listed on
Schedule 3.8, and except as set forth on such Schedule, the FCC Licenses (i) are valid, in good standing and in full force and effect and constitute all of the licenses, permits and authorizations required by the Act, the Rules and Regulations or the FCC for, or used in, the operation of the Stations as now operated, and (ii) constitute all the licenses and authorizations issued by the FCC to Seller for or in connection with the current operation of the Stations. Seller has no knowledge of any condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor

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contained in the Rules and Regulations applicable generally to stations of the type, nature, class or location of the Stations. Except as disclosed on Schedule 3.8, the Stations are being operated at full authorized power, in accordance with the terms and conditions of the FCC Licenses applicable to it and in accordance with the Rules and Regulations. Except as set forth on Schedule 3.8, no proceedings are pending or, to the knowledge of the Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Stations or their operation, other than proceedings affecting the radio broadcasting industry in general. Seller has complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Stations, and all such reports, applications and documents are complete and correct in all material respects. Seller has no knowledge of any matters (i) which could reasonably be expected to result in the suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC, or (ii) against Seller which could reasonably be expected to result in the FCC's refusal to grant approval of the assignment to Buyer of the FCC Licenses or the imposition of any Material Adverse Condition in connection with approval of such assignment. There are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Stations or their operation. Complete and accurate copies of all FCC Licenses are attached as a part of Schedule 3.8. The "Public Inspection Files" of the Stations are in substantial and material compliance with Section 73.3526 of the Rules and Regulations.

         3.9 STATION AGREEMENTS.

                  (a) Schedule 3.9 sets forth an accurate and complete list of all material agreements, contracts, arrangements or commitments in effect as of the date hereof, including all amendments, modifications and supplements thereto which the Stations or their assets or properties are bound by, except (A) employee benefit plans and employment contracts, (B) contracts for the sale of time on the Stations, and (C) contracts which are cancelable by Seller or its assignee without breach or penalty on not more than thirty (30) days' notice. Complete and correct copies of all such agreements, contracts, arrangements or commitments that are in writing, including all amendments, modifications and supplements thereto, have been delivered to Buyer.

                  (b) Except as set forth in the Schedules, and with

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respect to all Station Agreements being assumed by Buyer, (i) all Station
Agreements are legal, valid and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in any proceeding at law or in equity; (ii) neither Seller nor, to the knowledge of Seller, any other party thereto, is in material breach of or in material default under any material Station Agreements; (iii) to the knowledge of Seller, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Station Agreements which are, individually or in the aggregate, material to the operation of the Stations; and
(iv) Seller holds the right to enforce and receive the benefits under all of the Station Agreements, free and clear of all Liens (other than Permitted Liens) but subject to the terms and provision of each such agreement.

                  (c) Schedule 3.9 indicates, for each Station Agreement listed thereon which is being assumed by Buyer, whether consent or approval by any party thereto is required thereunder for consummation of the transactions contemplated hereby.

         3.10 LITIGATION. There are no claims, investigations or administrative, arbitration or other proceedings (collectively referred to herein as "Litigation") pending or, to the actual knowledge of Seller, threatened against Seller which would, individually or in the aggregate if adversely determined, have a material adverse effect on the Sale Assets or the operation of the Stations, or which would give any third party the right to enjoin the transactions contemplated by this Agreement. To the actual knowledge of Seller, there is no basis for any such claim, investigation, action, suit or proceeding which would, individually or in the aggregate if adversely determined, have a material adverse effect on the Sale Assets or operation of the Stations. There are no existing or, to the actual knowledge of Seller, pending orders, judgments or decrees of any court or governmental agency affecting Seller, the Stations or any of the Sale Assets. Notwithstanding the disclosure of any Litigation of Seller to Buyer pursuant to this Section, Buyer shall not assume any liability, damages, cost or expense of Seller relating to or arising out of any Litigation.

         3.11 LABOR MATTERS.

                  (a) Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller.

                  (b) With respect to Seller and the Stations:

                           (i) There is no labor strike, dispute, slow-down or
stoppage pending or, to the knowledge of Seller, threatened against the Stations;

                           (ii) There are neither pending nor, to the actual
knowledge of Seller threatened, any suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances or other proceedings between Seller and any employees of the Stations or any union representing such employees; and there are no existing labor or employment or other controversies or grievances involving employees of the Stations which have had or are reasonably likely to have a material adverse effect on the operation of the Stations;

                           (iii) (A) Seller is in compliance in all material
respects with all laws, rules and regulations relating to the employment of labor and all employment contractual obligations, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions; (B) Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees; and (C) Seller is not liable to any present or former employees or any governmental authority for damages, arrears of wages or any tax or penalty for failure to comply with the foregoing;

                           (iv)  Buyer's consummation of the transactions
contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer the obligation to pay any severance or termination pay under any agreement, plan or arrangement binding upon Seller.

         3.12 EMPLOYEE BENEFIT PLANS. Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer any obligation under any benefit plan, contract or arrangement (regardless of whether they are written or unwritten and funded or unfunded) covering employees or former employees of Seller in connection with their employment by Seller. For purposes of the Agreement, "benefit plans" shall include without limitation employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, vacation benefits, employment and severance contracts, stock option plans, bonus programs and plans of deferred compensation.

         3.13 COMPLIANCE WITH LAW. The operation of the Stations complies in all material respects with the applicable rules and regulations of the FCC.

         3.14 ENVIRONMENTAL MATTERS; OSHA.

                  (a) Seller has obtained all environmental, health and safety permits, the failure of which to obtain would have a material adverse effect on either the operation of the Stations or the ownership of the Sale Assets and all such permits are in full force and effect and Seller is in material compliance with all terms and conditions of such permits.

                  (b) There is no proceeding pending or threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Stations or the ownership of the Sale Assets.

                  (c) With respect to the Stations and the Sale Assets, Seller is in compliance in all material respects with the provisions of all Environmental Laws.

                  (d) With respect to the Sale Assets, Seller has not, and to Seller's actual knowledge no other person or entity has, caused or permitted materials to be generated, released, stored, treated, recycled, disposed of on, under or at the Stations or the Real Property, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and /or stored appropriately in buildings or improvements). Seller has not caused the migration of any materials from the Real Property onto or under any property adjacent to the Real Property which materials, if known to be present, would require cleanup, removal or other remedial or responsive action under Environmental Laws. There are no underground storage tanks and no polychlorinated biphenyls ("PCB") or friable asbestos on, in or under the Sale Assets.

                  (e) Seller is not subject to any judgment, decree, order or citation with respect to the Stations or the Sale Assets related to or arising out of Environmental Laws, and Seller has not received notice that it has been named or listed as a potentially responsible party by any person or governmental body or agency in any matter arising under Environmental Laws.

                  (f) Seller has not discharged or disposed of any petroleum product or solid waste on the Real Property or on the property adjacent to the Real Property owned by third parties, which may form the basis for any present or future claim based upon the Environmental Laws or any demand or action seeking clean-up of any site, location, body of water, surface or subsurface, under any Environmental Laws or otherwise, or which may subject the owner of the Sale Assets to claims by third parties (except to the extent third party liability can be established) for damages.

                  (g) No portion of the Sale Assets has ever been used by Seller, nor any previous occupant of the Real Property, in material violation of Environmental Laws or as a landfill, dump site or any other use which involves the disposal or storage of Hazardous Materials on-site or in any manner which may adversely affect the value of the Sale Assets.

                  (h) With respect to the Sale Assets, no pesticides, herbicides, fertilizers or other materials have been used, applied or disposed of by Seller in violation of any Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and/or stored appropriately in the buildings or improvements).

                  (i) With respect to the Stations or the Sale Assets, Seller has disposed of all waste in material compliance with all Environmental Laws and there is no existing condition that may form the basis of any present or future material claim, demand or action seeking clean up of any facility, site, location or body of water, surface or subsurface, for which the Buyer could be liable or responsible solely as a result of the disposal of waste at such site by a prior owner of the Sale Assets.

                  (j) Seller and the Sale Assets are in material compliance with all OSHA Laws.

         3.15 FILING OF TAX RETURNS. To the extent the failure to file or pay would result in a Lien on the Sale Assets or have a material adverse effect on Buyer or the Sale Assets, Seller has filed all Federal, State and local tax returns which are required to be filed and has paid all taxes and all assessments to the extent that such taxes and assessments have become due.

         3.16 ABSENCE OF INSOLVENCY. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of the Sale Assets, are pending or, to the best knowledge of Seller, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

         3.17 BROKER'S OR FINDER'S FEES. Except as set forth in

Schedule 3.17, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         3.18 INSURANCE. There is now in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all material tangible Sale Assets and public liability insurance, all in commercially reasonable amounts.

         3.19 TOWER COORDINATES. The current vertical elevation and geographical coordinates of the Stations' towers ("the Tower Coordinates") are as set forth on Schedule 3.19 hereto. Seller further represents and warrants that (i) the Tower Coordinates are accurate within one (1) foot vertically and one (1) second geographically; and (ii) the Tower Coordinates comply with and correspond to the current vertical elevation an geographical coordinates authorized by the FAA, FCC and any other governmental authority, including any federal, state or local authority having jurisdiction over the Stations or said towers.

         3.20 FINANCIAL STATEMENTS.

                  (a) Seller has delivered to Buyer copies of the following financial statements (hereinafter collectively called the "Financial Statements"), certified by an officer of Seller to be the Financial Statements referred to in this Section 3.20, all of which are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Seller as at their respective dates and the results of its operations for the periods covered thereby:

                           unaudited statement of Asset Corporation - Golden
Valley as at December 31, for the years 1995, 1996 and 1997, and Asset Corporation - Golden Valley's unaudited statements of earnings and source and application of funds for each of the three fiscal years then ended; and

                           (ii) unaudited statement of Asset Corporation -
Houston as at December 31, for the years 1995, 1996 and 1997, and Asset Corporation - Houston's unaudited statements of earnings and source and application of funds for each of the three fiscal years then ended.

                  (b) Since December 31, 1997, and through the date of this Agreement, there has been no material adverse change in the

Stations' results of operation from that shown on the Financial Statements, and the operations and businesses of the Stations have been conducted, in all material respects, in the ordinary course. The balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Stations (other than the Excluded Assets) after giving effect to the transactions contemplated hereby, and present fairly the financial condition of the Stations as at their respective dates. The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Stations after giving effect to all such transactions, reflect all costs that historically have been incurred by the Stations (other than the Excluded Assets) and present fairly the results of operations and cash flows of the Stations for the periods indicated.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

         4.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement and each of the other Documents to be executed by Buyer have been, or at or prior to the Closing will be, duly executed by Buyer. The Documents, when executed and delivered by the parties hereto, will constitute the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and except as may be limited by general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law).

         4.3 ABSENCE OF CONFLICTS. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby:

                  (a) Do not in any material respect (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Buyer under) any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Buyer in any manner which would have a material adverse effect on the assets, business, operation or financial condition or results of operations of Buyer;

                  (b) Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Buyer or any lease, agreement, commitment, or other instrument which Buyer is a party to, bound by, or by which any of its assets or properties may be bound.

         4.4 GOVERNMENTAL CONSENTS AND CONSENTS OF THIRD PARTIES. Except for the required consent of the FCC, Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature which Buyer is a party to or bound by, the failure of which to obtain would have a material adverse effect on the assets, business, operation or financial condition or results of operations of Buyer.

         4.5 QUALIFICATION.

                  (a) Buyer has no knowledge after due inquiry of any facts concerning Buyer or any other person with an attributable interest in Buyer (as such term is defined under the Rules and Regulations) which, under present law (including the Act) and the Rules and Regulations, would (i) disqualify Buyer from being the holder of the FCC Licenses, the owner of the Sale Assets or the operator of the Stations upon consummation of the transactions contemplated by this Agreement, or (ii) raise a substantial and material question of fact (within the meaning of Section 309(e) of the Act) respecting Buyer's qualifications.

                  (b) Without limiting the foregoing Subsection (a), Buyer shall make the affirmative certifications provided in Section III of FCC Form 314 at the time of filing of such form with the FCC as contemplated by Section 5.2.

         4.6 BROKER'S OR FINDER'S FEES. Except as set forth in Schedule 3.17, no agent, broker, investment banker, or other person or firm acting on behalf of or under the authority or Buyer or any affiliate of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with transactions contemplated by this Agreement.

         4.7 LITIGATION. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

                                    ARTICLE V

                     TRANSACTIONS PRIOR TO THE CLOSING DATE

         5.1 CONDUCT OF THE STATIONS' BUSINESS PRIOR TO THE CLOSING DATE. Subject to the terms and conditions of the LMAs, Seller covenants and agrees with Buyer that between the date hereof and the Closing Date, unless the Buyer otherwise agrees in writing (which agreement shall not be unreasonably withheld), Seller shall:

                  (a) Use reasonable efforts to operate the Stations in substantially the same manner in which they are currently being operated:

                  (b) Use reasonable commercial efforts to maintain insurance upon all of the tangible Sale Assets in such amounts and of such kind comparable to that in effect on the date hereof with respect to such Sale Assets and with respect to the operation of the Stations, with insurers of substantially the same or better financial condition;

                  (c) Operate the Stations and otherwise conduct their business in accordance with the terms or conditions of their FCC Licenses, the Rules and Regulations, the Act and use reasonable efforts to conduct their business in accordance with all other rules and regulations, statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Stations, except where the failure to so operate the Stations would not have a material adverse effect on the Sale Assets or the operation of the Stations or on the ability of Seller to consummate the transactions contemplated hereby;

                  (d) Maintain the books and records of the Stations in Seller's customary manner on a basis consistent with prior years;

                  (e) Comply in all material respects with all Station Agreements now or hereafter existing which are material, individually or in the aggregate, to the operation of the Stations;

                  (f) Promptly notify Buyer of any material default by, or claim of default against, any party under any Station Agreements which are material, individually or in the aggregate, to the operation of the Stations, and any event or condition which, with notice or lapse of time or both, would constitute a material default under such Station Agreements;

                  (g) Not mortgage, pledge or subject to any Lien (except in the ordinary course of business) any of the Sale Assets;

                  (h) Not sell, lease or otherwise dispose of, nor agree to sell, lease or otherwise dispose of, any of the Sale Assets, except for dispositions in the ordinary course of business;

                  (i) Not acquire or lease any goods or services or enter into, amend or terminate any license, lease of real or personal property or any other Station Agreement, other than in the ordinary course of business;

                  (j) Not introduce any material change with respect to the operation of the Stations including, without limitation, any material changes in the broadcast hours of the Stations or any other material change in the Stations' programming policies, except such changes as in the sole discretion of Seller, exercised in good faith after consultation with Buyer, are required by the public interest;

                  (k) Notify Buyer of any material litigation pending or threatened against Stations or Seller or any material damage to or destruction of any assets included or to be included in the Sale Assets;

         5.2 GOVERNMENTAL CONSENTS. Seller and Buyer shall file with the FCC, within ten (10) business days after the execution of this Agreement, such applications and other documents in the name of Seller or Buyer, as appropriate, as may be necessary or advisable to obtain the FCC Order. Seller and Buyer shall take all commercially reasonable steps necessary to prosecute such filings with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider such approval of the FCC, to the end that the FCC Order and a Final Action with respect thereto may be obtained as soon as practicable. Buyer shall not knowingly take, and Seller covenants that Seller shall not knowingly take, any action that party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order or materially and adversely affect or materially delay its becoming a Final Action without a Material Adverse Condition, unless such action is requested or required by the FCC, its staff or the Rules and Regulations. Should Buyer or Seller become aware of any facts which could reasonably be expected to materially and adversely affect or materially delay issuance of the FCC Order without a Material Adverse Condition (including but not limited to, in the case of Buyer, any facts which would reasonably be expected to disqualify Buyer from controlling the Stations), such party shall promptly notify the other party thereof in writing and both parties shall cooperate to take all steps necessary or desirable to resolve the matter expeditiously and to obtain the FCC's approval of matters pending before it.

         5.3 OTHER CONSENTS. Seller shall use commercially reasonable efforts to obtain the consent or waivers to the transactions contemplated by this Agreement required under any assumed Station Agreements; provided that Seller shall not be required to pay or grant any material consideration in order to obtain any such consent or waiver.

         5.4 TAX RETURNS AND PAYMENTS. To the extent the failure to file any return, estimate, or report or pay any taxes would result in a Lien on the Sale Assets or have a material adverse effect on Buyer or the Sale Assets:

                  (a) All tax returns, estimates, and reports required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed with the appropriate governmental agencies unless valid extensions therefor shall have been obtained.

                  (b) All taxes pertaining to ownership of the Sale Assets or operation of the Stations prior to the Closing Date will be timely paid; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and Seller shall have set aside adequate reserves with respect to any such tax.

         5.5 ACCESS PRIOR TO THE CLOSING DATE. Prior to the Closing, Buyer and its representatives may make such reasonable investigation of the assets and business of the Stations as it may desire; and Seller shall give to Buyer, its engineers, counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to personnel and all of the assets, books, records and files of or pertaining to the Stations, provided that (i) Buyer shall give Seller reasonable advance notice of each date on which Buyer or any such other person or entity desires such access, (ii) each person (other than an officer of Buyer) shall, if requested by Seller, be accompanied by an officer or their representative of Buyer approved by Seller, which approval shall not be unreasonably withheld, (iii) the investigations at the offices of Seller shall be reasonable in number and frequency, and (iv) all investigations shall be conducted in such a manner as not to physically damage any property or constitute a disruption of the operation of the Stations or Seller. Seller shall furnish to Buyer during such period all documents and copies of documents and information concerning the business and affairs of the Stations as Buyer may reasonably request.

         5.6 CONFIDENTIALITY; PRESS RELEASE. All information, data and materials furnished or to be furnished to either party with respect to the other party in connection with this transaction or pursuant to this Agreement are confidential. Each party agrees that prior to Closing (a) it shall not disclose or otherwise make available, at any time, any such information, data or material to any person who does not have a confidential relationship with such party; (b) it shall protect such information, data and material with a high degree of care to prevent the disclosure thereof; and (c) if, for any reason, this transaction is not consummated, all information, data or material concerning the other party obtained by such party, and all copies thereof, will be returned to the other party. After Closing, neither party will disclose or otherwise make available to any person any of such information, data or material concerning the other party, except as may be necessary or appropriate in connection with the operation of the Stations by Buyer. Each party shall use its reasonable efforts to prevent the violation of any of the foregoing confidentiality provisions by its respective representatives. Notwithstanding the foregoing, nothing contained herein shall prohibit Buyer or Seller from:

                           (i) using such information, data and materials in
connection with any action or proceeding brought or any claim asserted by Buyer or Seller in respect of any breach by the other of any representation, warranty or covenant made in or pursuant to this Agreement; or

                           (ii) supplying or filing such information, data or
materials to or with the FCC or any other valid governmental or court authority to the extent reasonably necessary to obtain any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement, and to consummate the transaction contemplated herein.

In the event that either party determines in good faith that a press release or other public announcement is desirable under any circumstances or required by law, the parties shall consult with each other to determine the appropriate timing, form and content of such release or announcement and thereafter may make such release or announcement.

         5.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition to the parties' obligations hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         5.8 FCC REPORTS. Seller shall continue to file, on a current basis until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Stations. Seller shall provide Buyer with copies of all such filings within five business days of the filing with the FCC.

         5.9 CONVEYANCE FREE AND CLEAR OF LIENS. At or prior to the Closing, Seller shall obtain executed releases or payoff letters, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets and properties as security for payment of loans and other obligations or judgments and of any other Liens on the Sale Assets. At the closing, Seller shall transfer and convey to Buyer all of the Sale Assets free and clear of all Liens except Permitted Liens.

         5.10 ENVIRONMENTAL ASSESSMENT. Prior to Closing, Buyer shall obtain an assessment of the Real Property by an environmental engineer selected by Buyer (the "Environmental Assessment"). Buyer shall commission and pay the cost of such Environmental Assessment and shall provide a copy to Seller within ten (10) days of its receipt by Buyer. The Environmental Assessment shall be subject to the confidentiality provisions of Section 5.6. If, after appropriate inquiry into the previous ownership of and uses of the Real Property consistent with good commercial or customary practice, the engineer concludes, as set forth in the Environmental Assessment, that environmental conditions exist on, under or affecting such properties that would constitute a violation or breach of Seller's representations and warranties contained in Section 3.14 of this Agreement or cause the condition contained in Section 6.9 to not be satisfied, then notwithstanding any other provisions of this Agreement to the contrary, but subject to the following sentence, Seller shall at its sole cost and expense (up to a maximum amount of Fifty Thousand Dollars ($50,000)) remove, correct or remedy any condition or conditions which constitute a violation or breach of Seller's representations and warranties contained in Section 3.14 prior to the Closing Date and provide to Buyer at Closing a certificate from an environmental abatement firm reasonably acceptable to Buyer that such removal, correction or remedy has been completed so that Seller's representations and warranties contained in Section 3.14 will be true as of the Closing Date and the condition contained in Section 6.9 will be satisfied as of the Closing Date. In the event the cost of removal, correction or remedy of the environmental conditions exceeds Fifty Thousand Dollars ($50,000), Buyer may elect to proceed with the Closing but shall not be obligated to close under any circumstances which would require Buyer to assume ownership of the Stations under conditions where there exist any uncured violations of warranties, representations or covenants with respect to environmental matters.

         5.11 NO SOLICITATION.

         (a) Seller will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent, or otherwise (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of the Sale Assets (or any of them), sale of substantially all the assets or a sale of at least a majority of capital stock (including, without limitation, by way of a tender offer) (a "Fundamental Transaction") involving Seller, or any of them, other than the transactions contemplated by this Agreement, or a Fundamental Transaction involving Seller conditioned upon termination of this Agreement (any of the foregoing inquiries or proposals are being referred to in this Agreement as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that, if shareholder approval is required for this transaction, nothing contained in this Section 5.11 shall prevent Seller from, prior to the Closing, furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with any unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Seller after the execution of this Agreement from a person or entity whose initial contact with Seller may have been solicited by Seller prior to the execution of this Agreement), and Seller may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of Seller, if and only to the extent that (i) the Board of Directors of Seller determines in good faith (after consultation with and based upon the advice of its financial advisor and considering the effect of such Acquisition Proposal upon the employees, customers and the community) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable to the shareholders of Seller than this Agreement and that the person or entity making such Acquisition Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such materially more favorable Acquisition Proposal is being referred to in this Agreement as a "Superior Proposal"); (ii) the Board of Directors of Seller determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law; (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement; (iv) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person or entity, Seller shall notify Buyer of the identity of such person or entity; (v) Seller shall provide Buyer with a true and complete copy of any Superior Proposal within five (5) days of its receipt and, in any event, prior to any recommendation by the Board of Directors of Seller to its shareholders of said proposal; and (vi) prior to any recommendation by the Board of Directors of Seller to its shareholders of any Superior Proposal, Buyer shall be afforded the opportunity to match its material terms, in which event the Board of Directors of Seller shall recommend to its shareholders that they accept Buyer's offer. Notwithstanding anything in Article X to the contrary, if this Agreement is terminated after the occurrence of a Triggering Event (as defined below), or Seller shall materially breach or fail to perform its obligations under this
Section 5.11, then Seller shall, in addition to any damages due Buyer as a result of the termination of this Agreement as provided under Article X hereof including, without limitation, the return of the Earnest Money to Buyer, pay Buyer a non-refundable fee (the "Fee") of One Hundred Thirty-Five Thousand and no/100 Dollars ($135,000.00), together with, at Buyer's option, either (a) an amount equal to any amounts previously expended by Buyer under the LMAs or (b) a five (5) year extension of the LMAs, as and for liquidated damages. BUYERS RECEIPT OF SAID AMOUNTS SHALL CONSTITUTE LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY AND EXCEPT AS PROVIDED IN ARTICLE X HEREOF, SHALL BE BUYER'S SOLE REMEDY AT LAW OR IN EQUITY IN THE EVENT OF A TRIGGERING EVENT. BUYER AND SELLER EACH AGREE THAT SAID AMOUNT IS REASONABLE AS LIQUIDATED DAMAGES IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BUYER IN THE EVENT OF A TRIGGERING EVENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASABILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER. Any payments called for hereunder to be made shall be payable by wire transfer of same day funds on the date of termination as and for liquidated damages.

         (b) Seller shall reimburse the Buyer in connection with any legal or other fees incurred by the Buyer in connection with the collection of the Fee from Seller.

         As used herein, a "Triggering Event" shall mean any of the following:

                  The Board of Directors of Seller shall have withdrawn or
                           modified its recommendation of this Agreement or shall have resolved or publicly announced its intention to do so; or

                  Seller shall have negotiated with, entered into any
                           agreement with, or consummated or recommend any transaction with, any person other than Buyer or its affiliates, based on a determination regarding a Superior Proposal made as described herein; or

                  The shareholders of Seller do not approve this Agreement
                           or the transactions contemplated hereby after an Acquisition Proposal shall have been publicly announced.

         5.12 SHAREHOLDER MEETING. Seller shall, in accordance with the requirements of applicable law, its Articles of Incorporation and its Bylaws, take all action as may be necessary, proper or advisable to duly call, give notice of and fix a record date for a meeting of shareholders (which may be a special or annual meeting) to vote on approval on this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting"), to be held as promptly as practicable and in any event not later than June 30, 1998. As promptly as practicable, Seller shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Proxy Statement") to be used in connection with the solicitation of proxies for the Shareholders' Meeting, respond to any comments or requests from the SEC, as applicable, and mail the Proxy Statement, together with any materials required to be delivered to Seller's shareholders under applicable law, to shareholders of Seller in accordance with the requirements of applicable law. Seller represents, warrants and covenants that the Proxy Statement will comply with all requirements of applicable law, including without limitation SEC Regulation 14A. Subject to its fiduciary duties in connection with a Superior Proposal, the Board of Directors of Seller shall recommend in the Proxy Statement that the shareholders of Seller approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE

         Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; CLOSING CERTIFICATE.

                  (a) The representations and warranties of Seller contained in this Agreement or in any other Document shall be complete and correct in all material respects on the date hereof and at the Closing Date with same effect as though made at such time except for changes that are not materially adverse, individually or in the aggregate, to the Stations or the Sale Assets taken as a whole.

                  (b) Seller shall have delivered to Buyer on the Closing Date a certificate that (i) the condition specified in Section 6.1(a) is satisfied as of the Closing Date, and (ii) except as set forth in such certificate (none of which exceptions shall be materially adverse, individually or in the aggregate, to the Stations, the Sale Assets or Seller's ability to consummate the transaction contemplated hereby), the condition specified in Section 6.2 is satisfied as of the Closing Date.

         6.2 PERFORMANCE OF AGREEMENTS. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

         6.3 FCC AND OTHER CONSENTS.

                  (a) The FCC Order shall have been issued by the FCC and shall have become a Final Action without any Material Adverse Condition.

                  (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied by Seller.

                  (c) All other material authorizations, consents, approvals and clearances of federal, state or local governmental agencies required to permit the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on the operations of the Stations.

         6.4 ADVERSE PROCEEDINGS. Buyer shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting (i) the consummation of the transactions contemplated hereby or (ii) its participation in the operation, management, ownership or control of the Stations; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending or shall have been threatened in writing and have a reasonable likelihood of success. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transaction contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such governmental authority shall have withdrawn such notice. No governmental authority having jurisdiction shall have commenced any such proceeding.

         6.5 OPINION OF SELLER'S FCC COUNSEL. Buyer shall have received from Seller's FCC counsel an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Buyer's FCC counsel, to the effect that:

                  (a) The FCC Licenses listed on Schedule 3.8 are valid, in good standing and in full force and effect and include all licenses, permits and authorizations which are necessary under the Rules and Regulations for Seller to operate the Stations in the manner in which the Stations are currently being operated.

                  (b) To counsel's knowledge, no condition has been imposed by the FCC as part of any FCC License which is not set forth on the face thereof as issued by the FCC or contained in the Rules and Regulations applicable generally to stations of the type, nature, class or location of the Stations.

                  (c) No proceedings are pending or, to counsel's knowledge, are threatened which may result in the revocation, modification, non-renewal of, suspension of, or the imposition of a Material Adverse Condition upon, any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Stations or their operation, other than proceedings affecting the radio broadcasting industry in general.

         In rendering such opinion, counsel shall be entitled to rely upon Seller's representations and warranties in this Agreement and to limit its inquiry to its files and such FCC files and records as are available to it as of 10:00 o'clock A.M. Eastern time the business day immediately preceding the Closing Date. Counsel may state that, as to any factual matters embodied in, or forming a basis for any legal opinion expressed in, such opinion, counsel's knowledge is based solely on such inquiry.

         6.6 OTHER CONSENTS. Seller shall have obtained in writing and provided to Buyer on or before the Closing Date, without any condition materially adverse to Buyer or the Stations, the consents or waivers to the transactions contemplated by this Agreement required under those Station Agreements which Buyer has elected to assume identified as material on Schedule 3.9.

         6.7 DELIVERY OF CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the Documents required to be delivered pursuant to Section 8.2.

         6.8 NO CESSATION OF BROADCASTING.

                  (a) Between the date hereof and the Closing Date, no radio station comprising the Stations shall have for a period of more than ten (10) days in the aggregate (i) ceased broadcasting on their authorized frequencies,
(ii) lost substantially all of its normal broadcasting capability or (iii) have broadcast at a power level of 50% or less of its FCC authorized level. Seller shall promptly notify Buyer of the occurrence of any one or more of the foregoing events or conditions, and the non-fulfillment of the condition precedent set forth in this Subsection caused by the occurrence of the events specified in Seller's notice shall be deemed waived by Buyer unless, within fifteen (15) days after Buyer's receipt of Seller's written notice, Buyer notifies Seller in writing to the contrary.

                  (b) In addition, during the five (5) days immediately preceding the Closing Date, the Stations shall have been operating continuously with substantially all of their normal broadcasting capability except for cessation or reductions for insignificant periods of time resulting from occurrences (such as lightning strikes) over which Seller has no control. Seller or Buyer shall have the right to delay Closing for a period not to exceed thirty
(30) days if Seller or Buyer reasonably determines that any action to restore the Stations substantially all of their normal broadcasting capability can be completed during such delay period.

         6.9 ENVIRONMENTAL CONDITIONS. The Environmental Assessment obtained by Buyer pursuant to Section 5.10 hereof shall not have disclosed any material violation of any Environmental Law at the Real Property which is not removed or cured by Seller prior to Closing.

         6.10 TITLE INSURANCE COMMITMENT. Title to the Real Property shall be in fee simple, good and marketable and insurable at regular rates by a title insurance company reasonably acceptable to Buyer and licensed in the state the real property is located, pursuant to the standard stipulations and conditions of an ALTA policy of owner's title insurance, or its reasonable equivalent, prescribed by the applicable regulatory authorities for the state the real property is located, free and clear of all liens and encumbrances except Permitted Encumbrances, as hereinafter defined. For purposes hereof, "Permitted Encumbrances" shall mean (i) easements, restrictions, and other similar matters which will not adversely affect the use of the Real Property in the ordinary course of business, including the business of operating the Stations; (ii) liens for taxes not due and payable; (iii) mechanics, materialmen's, carriers', warehousemen's, landlords' or other similar liens in the ordinary course of business for sums not yet due; (iv) deposits or pledges to secure the performance of bids, tenders, contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature made or given in the ordinary course of business: and (v) liens or mortgages that will be released at Closing. All costs associated with obtaining the standard ALTA policy of title insurance shall be paid by Seller.

         6.11 SURVEY. Within ten (10) business days after execution of this Agreement, Seller shall provide Buyer with the originals or readable copies of any surveys of the Real Property in Seller's possession. All costs associated with updating such survey or preparing new surveys shall be paid by Buyer. .

                                   ARTICLE VII

                           CONDITIONS PRECEDENT OF THE
                          OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the closing Date, of each of the following conditions, unless waived by Seller in writing:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                  (a) The representations and warranties of Buyer contained in this Agreement shall be complete and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time except for changes that are not materially adverse to Seller.

                  (b) Buyer shall have delivered to Seller on the Closing Date a certificate that (i) the condition specified in Section 7.1(a) is satisfied as of the Closing Date, and (ii) except as set forth in such certificate (none of which exceptions shall be materially adverse to Buyer's ability to consummate the transaction contemplated hereby), the conditions specified in Section 7.2 are satisfied as of the Closing Date.

         7.2 PERFORMANCE OF AGREEMENTS. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

         7.3. FCC AND OTHER CONSENTS.

                  (a) The FCC Order shall have been issued by the FCC and shall have become effective under the rules of the FCC.

                  (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied by Buyer.

                  (c) All other material authorizations, consents, approvals and clearances of all Federal, state and local governmental agencies required to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have any material adverse effect on Seller.

         7.4 ADVERSE PROCEEDINGS. Seller shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decrees, order or injunction shall be pending or shall have been threatened in writing and have a reasonable likelihood of success. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such governmental authority shall have withdrawn such notice. No governmental authority having jurisdiction shall have commenced any such proceeding.

         7.5 DELIVERY OF CLOSING DOCUMENTS AND PURCHASE PRICE. Buyer shall have delivered or caused to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 8.3, and Seller shall have received payment of the Purchase Price with the form of payment set forth in Section 2.5.

         7.6 SHAREHOLDER APPROVAL. Seller's shareholders shall have approved the transactions contemplated hereby.

                                  ARTICLE VIII

                                     CLOSING

         8.1 TIME AND PLACE. The Closing shall take place at the offices of Buyer's counsel in Camarillo, California, or at such other place as the parties agree, at 10:00 A.M. Pacific Time on the fifth business day following the date (the "Closing Date") on which issuance of the FCC Order without any Material Adverse condition has become a Final Action; provided, however, that Buyer, at its sole option, may elect to delay Closing until October 31, 1998 by written notice to Seller.

         8.2 DOCUMENTS TO BE DELIVERED TO BUYER BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  (a) Certified resolutions of the Shareholders and Board of Directors of Seller approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby.

                  (b) The certificate required by Section 6.1(b).

                  A bill of sale and other instruments of transfer and conveyance transferring to Buyer the Tangible Personal Property.

                  (d) Executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens).

                  (e) General warranty deeds and any other required instruments of transfer and conveyance transferring to Buyer the Real Property.

                  (f) Executed mortgage satisfactions and any other documents required by the title insurance company under Section 6.10 as a condition to issuing the title insurance policy in the form required by Section 6.10.

                  (g) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to all Station Agreements being assumed by Buyer.

                  (h) An instrument assigning to Buyer all right, title and interest of Seller in the FCC Licenses, all pending applications relating to the Stations before the FCC, and any remaining Sale Assets not otherwise conveyed.

                  (i) The items set forth in Section 2.1(e)

                  (j) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to the Station Assets described in Section 2.1(f).

                  (k) The opinion of Seller's FCC counsel, dated the Closing Date, to the effect set forth in Section 6.5.

                  (l) The Lease, properly executed by the Landlord, attached hereto as Exhibit "B" .

                  (m) Such additional information and materials as Buyer shall have reasonably requested, including without limitation, evidence that all material consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained.

         8.3 DOCUMENTS TO BE DELIVERED TO SELLER BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  (a) Certified resolutions of the Board of Directors of Buyer and Salem Communications Corporation approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transaction contemplated hereby and thereby.

                  (b) The Purchase Price as set forth in Section 2.5.

                  (c) The agreement of Buyer assuming the obligations under any Station Agreements being assumed by Buyer.

                  (d) The certificate required under Section 7.1(b).

                  Such additional information and materials as Seller shall have reasonably requested.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         9.1 SURVIVAL OF REPRESENTATION AND WARRANTIES. All representations, warranties, covenants and agreements contained in this Agreement or in any other Document shall survive the Closing for the Survival Period and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party contained herein or in any other Document. No claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

         9.2 INDEMNIFICATION IN GENERAL. Buyer and Seller agree that the rights to indemnification and to be held harmless set forth in this Agreement shall, as between the parties hereto and their respective successors and assigns, be exclusive of all rights to indemnification and to be held harmless that such party (or its successors or assigns) would otherwise have by statute, common law or otherwise.

         9.3 INDEMNIFICATION BY SELLER.

                  (a) Subject to the provisions of Subsection (b) below and
Section 10.2 below, Seller shall indemnify and hold harmless Buyer and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses, including reasonable attorneys' fees, (collectively referred to herein or "Losses") relating to or arising out of:

                           (i) Any breach or non-performance by Seller of any of
its representations, warranties, covenants or agreements set forth in this Agreement or any other Documents; or

                           (ii) The ownership or operation by Seller of the
Stations or the Sale Assets on or prior to the Closing Date; or

                           (iii) All other liabilities and obligations of
Seller other than the Assumed Obligations; or

                           (iv) Noncompliance by Seller with the provisions of
the Bulk Sales Act, if applicable, in connection with the transaction contemplated hereby.

                  (b) Notwithstanding anything contained herein to the contrary, if Closing occurs, Seller shall not be obligated until the aggregate amount of Losses exceeds Buyer's Threshold Limitation, in which case Buyer shall then be entitled to indemnification of the entire amount in excess of Buyer's Threshold Limitation, provided that any amounts owed by Seller to Buyer under Subsection
(a) (iv) above and Section 2.7 shall not be counted in determining whether Buyer's Threshold Limitation is satisfied, and Buyer shall have the right to recover any such payment without regard to such limitation.

         9.4 INDEMNIFICATION BY BUYER.

                  (a) Subject to the provisions of Subsection (b) below and
Section 10.2 below, Buyer shall indemnify and hold harmless Seller and any officer, director, agent, employee and affiliate thereof with respect to any and all Losses relating to or arising out of:

                           (i) Any breach or non-performance by Buyer of any of
its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or

                           (ii) The ownership or operation of the Stations
after the Closing Date; or

                           (iii) The Assumed Obligations and all other
liabilities or obligations of Buyer.

                  (b) Notwithstanding anything contained herein to the contrary, if Closing occurs, Buyer shall not be obligated to indemnify Seller pursuant to Subsection (a) above unless and until the aggregate amount of such Losses exceeds Seller's Threshold Limitation, in which case Seller shall then be entitled to indemnification of the entire amount in excess of Seller's Threshold Limitation, provided that any payment owed by Buyer to Seller under Section 2.7 shall not be counted in determining whether Seller's Threshold Limitation is satisfied, and Seller shall have the right to recover any such payment without regard to any such limitation.

         9.5 INDEMNIFICATION PROCEDURES. In the event that an Indemnified Party may be entitled to indemnification hereunder with respect to any asserted claim of, or obligation or liability to, any third party, such party shall notify the Indemnifying Party thereof, describing the matters involved in reasonable detail, and the Indemnifying Party shall be entitled to assume the defense thereof upon written notice to the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party; provided, that once the defense thereof is assumed by the Indemnifying Party, the Indemnifying Party shall keep the Indemnified Party advised of all developments in the defense thereof and any related litigation, and the Indemnified Party shall be entitled at all times to participate in the defense thereof at its own expense. If the Indemnifying Party fails to notify the Indemnified Party of its election to defend or contest its obligation to indemnify under this Article IX, the Indemnified Party may pay, compromise, or defend such a claim without prejudice to any right it may have hereunder.

                                    ARTICLE X

                         TERMINATION; LIQUIDATED DAMAGES

         10.1 TERMINATION. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

                  (a) the giving of written notice from Seller to Buyer, or from Buyer to Seller, if:

                           (i) Seller gives such termination notice and is not
at such time in material default hereunder, or Buyer gives such termination notice and Buyer is not at such time in material default hereunder; and

                           (ii) Either:

                                    (A) any of the representations or warranties
contained herein of Buyer (if such termination notice is given by Seller), or of Seller (if such termination notice is given by Buyer), are inaccurate in any respect and, individually or in the aggregate, materially adverse to the party giving such termination notice unless the inaccuracy has been induced by or is the result of actions or omissions of the party giving such termination notice or unless the accuracy of such representation or warranty is not a condition to closing; or

                                    (B) Any material obligation to be performed
by Buyer (if such termination notice is given by Seller) or by Seller (if such termination notice is given by Buyer) is not timely performed unless the lack of timely performance has been induced by or is the result of actions or omissions of the party giving such termination notice; or

                                    (C) Any material condition (other than those
referred to in foregoing Clauses (A) and (B)) to the obligation to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied, unless the failure of said condition to be satisfied was induced by the party giving such termination notice with the intended result of terminating the Agreement pursuant to this Clause (C); and

                           (iii) any such inaccuracy, failure to perform or
non-satisfaction of a condition neither has been cured nor satisfied within twenty (20) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice.

                  (b) Written notice from Seller to Buyer, or from Buyer to Seller, at any time after twelve (12) months following the date first written above, provided that termination shall not occur upon the giving of such termination notice by Seller if Seller is at such time in material default hereunder or upon the giving of such termination notice by Buyer if Buyer is at such time in material default hereunder.

                  (c) Written notice from Seller to Buyer, or from Buyer to Seller, at any time following a determination by the FCC that the application for consent to assignment of the FCC Licenses has been designated for hearing even with diligent efforts; provided, however, only the party whose qualifications are not in issue may terminate this Agreement under this provision and only if such party has given the other sixty (60) days' prior written notice and the requirement for such hearing has not been set aside within that period.

                  The written election by Buyer under Article XI.

                  (e) The giving of written notice from Seller to Buyer, or from Buyer to Seller, that the other is in material default under the terms of the LMAs, or any of them, provided the party giving such notice shall not be in material default under the terms of the LMAs, or any of them, at the time such notice is delivered.

                  (f) Written notice by Seller to Buyer that the shareholders of Seller have accepted a Superior Proposal pursuant to the procedures set forth in
Section 5.20 and Section 5.21 hereof.

         10.2 OBLIGATIONS UPON TERMINATION.

                  (a) In addition to any amounts which may be due to Buyer pursuant to Section 5.11 hereof in the event this Agreement is terminated pursuant to Section 10.1(a)(ii)(A), Section 10.1(a)(ii)(B) or Section 10.1(e), the aggregate liability of Buyer for breach hereunder shall be limited as provided in Subsections (c) and (e), below and the aggregate liability for Seller for breach hereunder shall be limited as provided in Subsections (d) and (e), below. Except as provided in Section 5.11 hereof, in the event this Agreement is terminated for any other reason, neither party shall have any liability hereunder.

                  (b) Upon termination of this Agreement, Buyer shall be entitled to the return of the Earnest Money from the Escrow Agent under the Escrow Agreement (i) if such termination is effected by Buyer's giving of valid written notice to Seller pursuant to Subsections 10.1(a), (b), (c) or (d) , or
(ii) if such termination is effected by Seller's giving of valid written notice to Buyer pursuant to Subsections 10.1(a)(ii)(C), 10.1(b) or 10.1(c). If Buyer is entitled to the return of the Earnest Money, Seller shall cooperate with Buyer in taking such action as is required under the Escrow Agreement in order to effect such return from the Escrow Agent.

                  (c) If this Agreement is terminated by Seller's giving of valid written notice to Buyer pursuant to Section 10.1(a)(ii)(A), Section 10.1(a)(ii)(B) or Section 10.1(e), Buyer agrees that (i) Buyer shall pay Seller upon such termination, as liquidated damages and not as penalty, the Earnest Money ("Liquidated Damage Amount"); (ii) Seller shall be entitled to collect the Liquidated Damage Amount by receiving a disbursement from the Escrow Agent under the Escrow Agreement equal to the Earnest Money; and (iii) Seller shall be entitled to pursue any other remedy available to Seller at law or in equity to recover the full amount of the Liquidated Damage Amount from Buyer provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Seller shall be entitled shall not exceed the Liquidated Damage Amount. SELLER'S RECEIPT OF THE LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY, AND SHALL BE SELLER'S SOLE REMEDY AT LAW OR IN EQUITY FOR BUYER'S BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. EXCEPT AS PROVIDED IN SECTION 13.4, BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THE LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY BUYER'S BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER.

                  (d) Notwithstanding any provision of this Agreement to the contrary, but subject to the provisions of the following sentence, if Seller attempts to terminate this Agreement under circumstances where it is not entitled to do so, or if Seller, by its own action, causes a breach of warranty or fails to satisfy a condition (including without limitation a refusal to consummate the transaction after Buyer has satisfied all conditions to Seller's obligation to close and Buyer has demonstrated its willingness and ability to close on the terms set forth in this Agreement and Buyer is not in default hereunder) with the intent of creating a situation whereby Buyer elects to terminate under Section 10.1(a) and Buyer does so elect to terminate, the monetary damages, if any, to which Buyer shall be entitled shall be limited to direct and actual damages. If a circumstance described in the preceding sentence should arise and if Buyer establishes that the action of Seller described therein was taken intentionally in order to allow Seller to sell or enter into negotiations to sell the Stations, or any of them, to another party, the damages to which Buyer shall be entitled shall not be limited to direct and actual damages.

                  (e) In any dispute between Buyer and Seller as to which party is entitled to all or a portion of the Earnest Money, the prevailing party shall receive, in addition to that portion of the Earnest Money to which it is entitled, an amount equal to interest on that portion at the rate of 10% per annum, calculated from the date the prevailing party's demand for all or a portion of the Earnest Money is received by the Escrow Agent, and its reasonable attorney fees expended to recover said amounts.

         10.3 TERMINATION NOTICE. Each notice given by a party pursuant to
Section 10.1 to terminate this Agreement shall specify the Subsection (and clause or clauses thereof) of Section 10.1 pursuant to which such notice is given.

                                   ARTICLE XI

                                    CASUALTY

         Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Stations prior to the Closing, Seller shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Seller shall use its reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property. In the event that such repair or replacement is not fully completed prior to the Closing Date, Buyer may elect to postpone the Closing until Seller's repairs have been fully completed or to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the portion of the insurance proceeds (less all reasonable costs and expenses, including without limitation attorney's fees, expenses and court costs incurred by Seller to collect such amounts), if any, not previously expended by Seller to repair or replace the damaged or destroyed property (such assignment of proceeds to take place regardless of whether the parties close on the scheduled or deferred Closing Date) and Buyer shall accept the damaged Sale Assets in their damaged condition. In the event the loss, damage or destruction causes or will cause the Stations to be off the air for more than seven (7) consecutive days or fifteen
(15) total days, whether or not consecutive, then Buyer may elect either (i) to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the portion of the insurance proceeds (less all reasonable costs and expenses, including without limitation attorney's fees, expenses and court costs, incurred by Seller to collect such amounts), if any, not previously expended by Seller to repair or replace the damaged or destroyed property, and Buyer shall accept the damaged Sale Assets in their damaged condition, or (ii) to terminate this Agreement.

                                   ARTICLE XII

                               CONTROL OF STATIONS

         Except as otherwise provided in the LMAs, between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Stations or conduct of their business, all of which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 FURTHER ACTIONS. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         13.2 ACCESS AFTER THE CLOSING DATE. After the Closing and for a period of twelve (12) months, Buyer shall provide Seller, Seller's counsel, accountants and other representatives with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents of the Stations pertaining to transactions occurring prior to the Closing Date when requested by Seller, and Buyer shall retain such books and records for the normal document retention period of Buyer. At the request and expense of Seller, Buyer shall deliver copies of any such books and records to Seller.

         13.3 PAYMENT OF EXPENSES.

                  (a) Any fees assessed by the FCC in connection with the filings contemplated by Section 5.2(a) or consummation of the transactions contemplated hereby shall be shared equally between Seller and Buyer.

                  (b) All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by Seller.

                  (c) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

         13.4 SPECIFIC PERFORMANCE. Seller acknowledges that the Stations are of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, if Seller shall breach its obligations under this Agreement, Buyer shall be entitled, in addition to any of the remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action to equitably enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

         13.5 NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier or sent by registered or certified mail, first class, postage prepaid, or by telex, cable, telegram, facsimile machine or similar written means of communication, addressed as follows:

                  (a)  if to Seller, to:

                       Children's Broadcasting Corporation
                       724 First Street North, Fourth Floor
                       Minneapolis, MN 55401
                       Attention:  Christopher T. Dahl

                       With a copy to:

                       Children's Broadcasting Corporation
                       724 First Street North, Fourth Floor
                       Minneapolis, MN 55401
                       Attention:  Lance W. Riley, Esq.

                  (b)  if to Buyer, to:

                       c/o Salem Communications Corporation
                       4880 Santa Rosa Road, Suite 300
                       Camarillo, California 93012
                       Attention:  Jonathan L. Block, Esq.
                                 Corporate Counsel

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date mailed, and
(ii) if personally delivered or otherwise sent as provided above, on the date received.

         13.6 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, and the other Documents constitute the entire agreement and understanding between the parties hereto and supersede any prior negotiations, agreements, understandings or arrangements between the parties including, without limitation, all letters of intent previously entered into by the parties hereto.

         13.7 BINDING EFFECT; BENEFITS. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.8 ASSIGNMENT. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Buyer may, at its own expense, without Seller's prior written consent, (A) assign its rights and obligations hereunder, or any portion thereof, to any entity controlled by or under common control with Buyer, and (B) assign its rights and obligations to acquire the Real Property, or any portion thereof, to Edward G. Atsinger III and Stuart W. Epperson, or trusts or limited partnerships created for their benefit and/or the benefit of their spouses and their issue, so long as (i) no delay results in the Closing Date (ii) no extra expense results to Seller, and (iii) Buyer remains liable for indemnification of Seller in respect of all Assumed Obligations in respect of the Real Property.

         13.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance.

         13.10 BULK SALES. Seller shall, in accordance with Article IX, indemnify and hold Buyer harmless from and against any and all claims made against Buyer by reason of the Bulk Sales Act and similar laws of any state or jurisdiction.

         13.11 AMENDMENTS AND WAIVERS. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

         13.12 SEVERABILITY. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

         13.13 HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.15 REFERENCES. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

         13.16 SCHEDULES AND EXHIBITS. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

         13.17 SECTION 1031 ASSET EXCHANGE. The parties acknowledge that each may desire to effectuate a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (the "Code"), which may include a non-simultaneous exchange, with respect to the sale and acquisition of the Sale Assets. The parties agree to cooperate with the other in connection therewith, provided each party participating in such an exchange agrees to hold the other free and harmless of, and indemnify the other from, any liabilities, claims, costs, damages, expenses and fees (including attorneys' fees) which may arise out of said party's participation in a tax-deferred exchange, including without limitation any claims by the Internal Revenue Service.

                      (SIGNATURES APPEAR ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written.


"SELLER"                                    "BUYER "

CHILDREN'S BROADCASTING                     SALEM COMMUNICATIONS
     CORPORATION                            CORPORATION
CHILDREN'S RADIO OF GOLDEN VALLEY,
INC.
KYCR-AM, INC.
CHILDREN'S RADIO OF HOUSTON, INC.
KTEK-AM, INC.



By:   /s/ Christopher T . Dahl              By:   /s/ Dirk Gastaldo
      ------------------------                    ---------------------
      Christopher T. Dahl                         Dirk Gastaldo
Its:  President and CEO                     Its:  Vice President